ALAMOS GOLD INC.
EMPLOYEE SHARE PURCHASE PLAN
Amended and Restated on April 9, 2014, May 7, 2015, July 30, 2015 and March 21, 2019
1.    PURPOSE
The purpose of the Plan is to advance the long-term interests of the Corporation by providing officers and employees of the Corporation and its subsidiaries with the opportunity and incentive, through the ability to purchase Shares, to acquire an ownership interest in the Corporation, and to promote a greater alignment of interests between such persons and shareholders of the Corporation.
2.    DEFINITIONS AND INTERPRETATION
2.1    Definitions. For purposes of the Plan, the following words and terms shall have the following meanings:
“Active Employment” or “Actively Employed” means when a Participant is employed and providing services to the Corporation or any subsidiary. For purposes of this Plan, a Participant is not Actively Employed if his or her employment has been terminated by the Participant’s resignation or retirement or by the Corporation or any subsidiary, regardless of whether the Participant’s employment has been terminated with or without cause, lawfully or unlawfully, and, except as required by applicable employment standards legislation, Active Employment does not include any period of statutory, contractual, common law, civil law or other notice of termination of employment or any period of salary continuance, severance or deemed employment, whether pursuant to an employment agreement or at law;
“Addendum” means the addendum for US Taxpayers (as defined in the Addendum) attached hereto as Addendum A - Special Provisions Applicable to US Taxpayers and forming part of the Plan;
“Administrator” means any third-party administrator retained by the Board to perform administrative duties under the Plan;
“affiliate” means an “affiliated company” determined in accordance with the Securities Act (Ontario) and also includes those entities that are similarly related, whether or not any of the entities are corporations, companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities;
“Alamos” means Alamos Gold Inc. prior to the Effective Time, including its subsidiaries and affiliates as the context requires;
“Base Salary” means annual regular gross earnings or base salary (as applicable), excluding in each case payments for overtime, shift differentials, incentive compensation, bonuses, commissions and other special payments, fees, allowances or extraordinary compensation;
“Benefits Representative” means the Participant Benefits Coordinator of the Corporation or such other Person, regardless of whether employed by the Corporation, who has been formally, or by operation or practice, designated by the Corporation to assist with the day-to-day administration of the Plan;
“Blackout Period” means any period during which an Eligible Person is prohibited from trading in securities of the Corporation pursuant to the Corporation’s Insider Trading Policy;

“Board” means the board of directors of the Corporation or, if established and duly authorized to act, a committee of the board of directors of the Corporation;
“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario, Canada;
“Canadian Taxpayer” means a Participant liable to pay income taxes in Canada as a result of the receipt of Shares pursuant to the Plan;
“Corporation” means Alamos Gold Inc. following the Effective Time, including its subsidiaries and affiliates as the context requires;
“Dividend Equivalents” means the right, if any, granted under Section 10, to receive payments in cash or in Shares, based on dividends declared on Plan Shares;
“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement;
“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;
“Eligible Person” means any of the following individuals:

(a)	any officer of the Corporation or any subsidiary; or

(b)	any employee of the Corporation or any subsidiary,
provided that the officer or employee has been Actively Employed by the Corporation or any subsidiary for at least three months;
“employee” means any regular full-time or part-time employee of the Corporation, excluding, for certainty, contractors and fixed-term employees, or any subsidiary as designated in the payroll records of the Corporation or subsidiary (as applicable), and for purposes hereof:

(a)	an employee may in the discretion of the Corporation include an employee who is on a leave of absence;

(b)
an absence from Active Employment on account of temporary illness, authorized vacation, temporary leaves of absence authorized by the Corporation or subsidiary for reasons of professional advancement, education, health or government service, or during any period required by applicable employment standards legislation to be treated as a leave of absence which, by virtue of applicable law, cannot result in a termination of employment, shall not disqualify an individual from being an employee;

(c)	an individual who is a seasonal or temporary worker shall not qualify as an employee; and

(d)	an employee is eligible to join the Plan as of the first day of the next Purchase Period following the Purchase Period in which the employee becomes an Eligible Person;
“Employer’s Contribution” means, in respect of a Participant, the amount credited to a Participant’s ESPP Account each Purchase Period by the Corporation or subsidiary (as applicable), being an amount equal to 50% of the Participant’s Contribution for the applicable Purchase Period;
“ESPP Account” has the meaning ascribed in Section 5.5;

“Holding Period” has the meaning ascribed in Section 5.7;
“Insider” means an “insider” determined in accordance with the TSX Company Manual in respect of the rules governing Security-Based Compensation Arrangements, as such definition may be amended, supplement or replaced from time to time;
“Market Price”, as of a particular date, shall be deemed to be the volume-weighted average trading price of the Shares for the five trading days immediately preceding such date as reported by the Toronto Stock Exchange, or, if the Shares are not listed on the Toronto Stock Exchange, on such other principal stock exchange or over-the-counter market on which the Shares are listed or quoted, as the case may be. If the Shares are not publicly traded or quoted, then the “Market Price” shall be the fair market value of the Shares, as determined by the Board, on the particular date;
“Market Purchase” has the meaning ascribed in Section 5.6(b);
“Participant” means an Eligible Person who is participating in the Plan, or his or her Personal Representatives or Permitted Assigns, as the context requires;
“Participant’s Contribution” means the amount credited to a Participant’s ESPP Account each Purchase Period out of the Participant’s Base Salary, being an amount equal to the Participant’s Base Salary multiplied by the Payroll Deduction Rate for that Purchase Period;
“Payroll Deduction Rate” means the percentage of a Participant’s Base Salary to be deducted each Purchase Period as the Participant’s Contribution, expressed in whole numbers as a percentage that is not less than 1% nor or more than 10% of the Participant’s Base Salary;
“Permitted Assign” means a “permitted assign” as defined in National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators;
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
“Personal Representative” means:

(a)	in the case of a Participant who, for any reason, is incapable of managing its affairs, the Person entitled by law to act on behalf of such Participant; and

(b)	in the case of a deceased Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so;
“Plan” means this employee share purchase plan, including its schedules, as supplemented or amended from time to time;
“Plan of Arrangement” means the plan of arrangement involving AuRico Gold Inc. and Alamos Gold Inc. under Section 182 of the Business Corporations Act (Ontario) pursuant to which the two companies combined to create the Corporation;
“Plan Shares” means Shares purchased in accordance with Section 5.6, including Shares acquired on account of Dividend Equivalents awarded in respect of such Shares.

“Purchase Date” means the fifth Business Day following the applicable Purchase Period or as soon as reasonably possible thereafter;
“Purchase Period” means monthly, quarterly or any other regular purchase interval as determined by the Corporation from time to time;
“Security-Based Compensation Arrangement” has the meaning ascribed in Section 613(b) of the TSX Company Manual, as amended, amended and restated or replaced from time to time; and shall include:

(a)	stock option plans for the benefit of employees, insiders, service providers, or any one of such groups;

(b)	individual stock options granted to employees, service providers, or insiders if not granted pursuant to a plan previously approved by the Corporation’s security holders;

(c)	stock purchase plans where the Corporation provides financial assistance or where the Corporation matches the whole or a portion of the securities being purchased;

(d)	stock appreciation rights involving issuances of securities from treasury;

(e)	any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Corporation; and

(f)	security purchases from treasury by an employee, insider, or service provider which is financially assisted by the Corporation by any means whatsoever, and for the avoidance of doubt, “Security-Based Compensation Arrangements” of the Corporation shall expressly include the legacy stock option plans in respect of Carlisle Goldfields Limited and the legacy stock option plan of Alamos;
“Service Agreement” means any written agreement between a Participant and the Corporation or any subsidiary (as applicable), in connection with that Participant’s employment as an officer or employee or the termination of such employment, as amended, replaced or restated from time to time;
“Shares” mean Class A common shares of the Corporation;
“subsidiary” means a “subsidiary” determined in accordance with National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators, that has been designated by the Corporation as a subsidiary whose officers or employees shall be eligible to participate in the Plan;
“Termination Date” means the date on which the Participant ceases to be Actively Employed by the Corporation or any subsidiary regardless of whether the Participant’s employment is terminated lawfully or unlawfully, with or without any adequate reasonable notice, or with or without any adequate compensation in lieu of such reasonable notice, and without regard to whether the Participant continues thereafter to receive any compensatory payments or other amounts from the Corporation or any subsidiary; and
“Treasury Purchase” has the meaning ascribed in Section 5.6(b).
2.2    Headings. The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

2.3     Context; Construction. Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.
2.4    Statutes. Any reference to a statute, regulation, rule, instrument, or policy statement shall refer to such statute, regulation, rule, instrument, or policy statement as the same may be amended, replaced or re-enacted from time to time.
2.5    Canadian Funds. Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada. Any amounts paid under the Plan shall be paid in Canadian dollars.
2.6    Addendum. The following addendum is attached to, forms part of, and shall be deemed to be incorporated in, the Plan:

Addendum	Title
Addendum A	Special Provisions Applicable to U.S. Taxpayers

2.7     Schedules. The following schedules are attached to, form part of, and shall be deemed to be incorporated in, the Plan:

Schedule	Title
A	Payroll Deduction Authorization Form

3.    ADMINISTRATION OF THE PLAN
3.1    The Plan shall be administered by the Board.
3.2    The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan and to amend or revoke such policies, rules and regulations;

(b)
to interpret and construe the Plan and to determine all questions arising out of the Plan and any Plan Shares, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine the vesting criteria, holding requirements or other restrictions applicable to Plan Shares, if any, subject to the requirements of applicable securities laws and regulatory requirements;

(d)	to prescribe the form of the instruments relating to awards of Plan Shares and all ancillary documents and instruments related to the Plan and Plan Shares; and

(e)
subject to Section 9, to make all other determinations under, and such interpretations of, and to take all such other steps and actions in connection with the proper administration of the Plan as it, in its sole discretion, may deem necessary or advisable.

The Board’s guidelines, rules, regulation, interpretations and determinations shall be conclusive and binding upon the Corporation and all other Persons.
3.3    Delegation. The Board may delegate to any director, officer or employee of the Corporation, including but not limited to a Committee of the Board, such of the Board’s duties and powers relating to the Plan as the Board may see fit, subject to applicable law.
3.4    Use of Administrative Agent. The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Plan and to act as trustee to hold and administer Plan Shares and the assets that may be held in respect of the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion.
3.5    Limitation of Liability and Indemnification. No member of the Board or a Committee of the Board will be liable for any action or determination taken or made in good faith with respect to the Plan or any Plan Shares and each such member shall be entitled to indemnification by the Corporation with respect to any such action or determination in the manner provided for by the Board or a Committee of the Board.
4.     SHARES SUBJECT TO THE PLAN AND INSIDER PARTICIPATION LIMITS
4.1    Shares Subject to the Plan. Subject to adjustment under the provisions of Section 7, the aggregate number of Plan Shares to be reserved and set aside for issue from treasury under the Plan shall not exceed 0.8% of the Shares issued and outstanding from time to time on a non-diluted basis, provided that the aggregate number of Shares issued from treasury pursuant to this Plan, together with all other established Security-Based Compensation Arrangements of the Corporation (other than the legacy stock option plan of Alamos and any securities issued pursuant to Section 613(c) of the TSX Company Manual (Employment Inducements)), shall not exceed 5% of the issued and outstanding Shares at the time the Shares are available (on a non-diluted basis).
4.2    Shares Available for Future Grants. Any Plan Shares awarded under the Plan which for any reason are forfeited or terminated or that are settled by Market Purchases and not Treasury Purchases shall again be available for future awards of Plan Shares under the Plan.
4.3     Insider Participation Limits. The Plan, when combined with all of the Corporation’s other established Security Based Compensation Arrangements, shall not result at any time in:

(a)	a number of Shares issued to Insiders within a one-year period exceeding 5% of the issued and outstanding Shares; and

(b)	the number of Shares issuable to Insiders at any time exceeding 5% of the issued and outstanding Shares.
5.     SHARE PURCHASES
5.1    Eligibility. Any Eligible Person as of the first day of a Purchase Period may become a Participant upon enrolment in the Plan in accordance with Section 5.2. Each Eligible Person who ceases to be a Participant and who later becomes a Participant shall be treated as a new Participant for eligibility purposes under the Plan.
5.2    Enrolment. To enroll in the Plan, an Eligible Person shall execute and deliver to the Benefits Representative a payroll deduction authorization form, substantially in the form of Schedule A - Payroll Deduction Authorization Form. Such authorization must specify the Participant’s Payroll Deduction Rate selected by the Eligible Person and such other information as is required by the Benefits Representative. Upon receipt by the Benefits Representative, the payroll deduction authorization form shall authorize the Corporation or subsidiary (as applicable) to deduct from the Participant’s Base Salary and credit to the Participant’s ESPP Account the Participant’s Contribution authorized by such form.
5.3    Participant’s Contributions

(a)
Participant’s Contributions by Payroll Deductions. Beginning on the first day of the payroll period in the Purchase Period that next commences after the Participant has delivered his or her payroll deduction authorization form in accordance with Section 5.2, the Corporation or subsidiary (as applicable) shall deduct the Participant’s Payroll Deduction Rate from each payment of the Participant’s Base Salary and shall credit such amount to the Participant’s ESPP Account. The Corporation shall have no obligation to pay interest on the Participant’s Contributions or to hold such amounts in a trust or in any segregated account.

(b)	No Other Participant’s Contributions Permitted. A Participant may not make any separate cash payment other than the Participant’s Contributions into the Participant’s ESPP Account.

(c)
Continuing Effect of Payroll Deduction Authorization. The deduction and crediting of a Participant’s Contributions for a Participant will start on the first day of the payroll period in the Purchase Period that next commences after the Participant has delivered his or her payroll deduction authorization form in accordance with Section 5.2, and shall continue until the first day of the payroll period in the Purchase Period that next commences after the date on which the Participant (i) elects to increase, decrease, suspend, terminate or resume such deductions and credits pursuant to Section 5.3(d), or (ii) ceases to qualify as an Eligible Person, subject to Section 5.9.

(d)
Changes in Participant ’s Contributions. A Participant may increase, decrease, suspend, terminate or resume his or her Participant’s Contributions under the Plan by giving written notice to the Benefits Representative at such time and in such form as the Corporation or Benefits Representative may prescribe from time to time. Such increase, decrease, suspension, termination or resumption will be effective as of the first day of the payroll period in the Purchase Period that next follows receipt by the Benefits Representative of the Participant’s written notice or such other later date as is administratively practicable. A Participant shall be entitled to increase, decrease, suspend, terminate or resume his or her Participant’s Contributions no more than two times per calendar year, or three times per calendar year for employees returning from a leave of absence.

(e)
Blackout Periods. Notwithstanding any other provision of the Plan, if a Blackout Period is in effect, (i) an Eligible Person subject to the Blackout Period may not enroll in the Plan until after the end of the Blackout Period, and (ii) a Participant subject to the Blackout Period may not increase, decrease, suspend, terminate or resume his or her Participant’s Contributions until after the end of the Blackout Period.

5.4     Employer’s Contributions. Each Employer’s Contribution shall be credited to each Participant’s ESPP Account at the same time as the Participant’s Contribution to which the Employer’s Contribution relates.
5.5    ESPP Account. A separate notional account shall be maintained for each Participant with respect to the Participant’s Contributions, the Employer’s Contributions and Plan Shares awarded to the Participant (an “ESPP Account”) in accordance with Section 11.3. Plan Shares awarded to the Participant from time to time pursuant to Section 5 shall be credited to the Participant’s ESPP Account and are required to be held by the Participant in accordance with Section 5.7. On the forfeiture or termination of the Plan Shares pursuant to the terms of the Plan, the Plan Shares credited to the Participant’s ESPP Account will be cancelled. Interest shall not accrue on cash held in the ESPP Account.
5.6    Purchase of Plan Shares

(a)
Purchase of Plan Shares on Purchase Date. On the Purchase Date, the Administrator shall aggregate the Participant’s Contributions, Employer’s Contributions and Dividend Equivalents awarded in respect of Plan Shares held in each Participant’s ESPP Account and shall use such amounts to acquire Plan Shares for such Participant by way of a Treasury Purchase or a Market Purchase in accordance with this Section 5.6, provided that, in no event shall the number of Plan Shares acquired by any one Participant in any calendar year exceed forty (40,000) (or such other maximum number of Plan Shares as determined from time to time by the Corporation).

(b)
Source of Plan Shares. Plan Shares acquired by the Administrator under the Plan will, at the sole option of the Corporation, either be Shares issued from the treasury of the Corporation (a “Treasury Purchase”) or Shares acquired on the open market through the facilities of the Toronto Stock Exchange or the New York Stock Exchange (in each instance, a “Market Purchase”).

(c)
Price of Market Purchase Shares. The price of Market Purchase Shares will be 100% of the average purchase price of the Shares purchased by the Administrator on behalf of the Participants through the facilities of the Toronto Stock Exchange or the New York Stock Exchange, as applicable, on the date that such Market Purchase Shares were acquired by the Administrator pursuant to a Market Purchase. Neither the Corporation nor the Benefits Representative will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan. The Administrator will control the time, amount and manner of the purchases of any Market Purchase Shares.

(d)	Price of Treasury Purchase Shares. The price of Treasury Purchase Shares will be a price per Share equal to 100% of the Market Price on the date such Shares are issued.

(e)	Fractional Shares. No fractional Shares shall be awarded under the Plan. All fractions will be rounded up to the nearest whole Share.

(f)
Direct Registration System. Participants’ Plan Shares shall be registered with the transfer agent’s Direct Registration System, without having a physical security certificate issued as evidence of ownership.

(g)	Fees and Commissions. The Corporation shall be responsible for all fees and commissions in relation to a purchase of Plan Shares pursuant to the Plan.
5.7    Holding Period. Plan Shares purchased with Employer’s Contributions, including Shares acquired on account of Dividend Equivalents awarded in respect of such Shares, may be sold or withdrawn from the Participant’s ESPP Account following a six (6) month period commencing on the date such Shares are acquired (the “Holding Period”). For greater certainty, Plan Shares purchased with Participant’s Contributions, including Shares acquired on account of Dividend Equivalents awarded in respect of such Shares, may be sold or withdrawn from the Participant’s ESPP Account on the date such Shares are acquired. Unless otherwise determined by the Board in accordance with the provisions hereof, or unless otherwise specified in the Participant’s Service Agreement, Plan Shares awarded under the Plan and Shares acquired on account of Dividend Equivalents awarded in respect of such Plan Shares, shall vest immediately.
5.8    Sales and Withdrawals of Plan Shares from ESPP Account

(a)
Shares. Subject to compliance with applicable laws, any restrictions as may be prescribed by the Board and the Holding Period, Participants are entitled to sell or withdraw some or all Plan Shares held in their ESPP Account twice per calendar year.

(b)
Sale / Withdrawal Requests. Plan Shares may be sold or withdrawn by the Participant by delivering to the Administrator a notice of sale or withdrawal, in the form and in the manner required by the Administrator, specifying the number of Plan Shares with respect to which the notice of sale or withdrawal is being delivered. Such Plan Shares will be sold on the Toronto Stock Exchange and/or New York Stock Exchange as soon as is administratively practical after receipt of the request. The sale price for such Plan Shares shall be the prevailing market price of the Shares at the time of such sale.

(c)
Administrative Fees and Commissions. Participants shall be responsible for all fees and commissions in relation to the sale or withdrawal of their Plan Shares, whether the sale or withdrawal was carried out by the Participant or by the Corporation or the Administrator upon the Participant’s request.

5.9    Termination of Employment. Unless otherwise determined by the Board, or unless otherwise provided in the Participant’s Service Agreement, if a Participant’s employment terminates in any of the following circumstances, then notwithstanding Section 5.7, Plan Shares and any accumulated cash in the Participant’s ESPP Account shall be treated in the manner set forth below:

Reason for Termination	Treatment of Plan Shares
Death
The Participant’s Personal Representative may elect to withdraw or sell all the Plan Shares credited to the Participant’s ESPP Account as of the date of death, by making an election in the form and in the manner prescribed by the Administrator. In the event that no such written notice of election is received by the Administrator within 30 days of the Participant’s date of death, the Participant’s Personal Representative (or such other designated person) will automatically be deemed to have elected to sell the balance of Plan Shares in accordance with Section 5.8(b) as of the 31st day following the date of death. Thereafter, any accumulated cash credited to the Participant’s ESPP Account as of the date of death will be delivered to, or on behalf of, the Participant as soon as administratively practicable.

Termination for Cause, Termination without Cause, Retirement and Resignation
The Participant may elect to withdraw or sell all the Plan Shares credited to the Participant’s ESPP Account as of the Termination Date, by making an election in the form and in the manner prescribed by the Administrator. In the event that no such written notice of election is received by the Administrator within 30 days of the Termination Date, the Participant will automatically be deemed to have elected to sell the balance of the Plan Shares in accordance with Section 5.8(b) as of the 31st day following the Termination Date. Thereafter, any accumulated cash credited to the Participant’s ESPP Account as of the Termination Date will be delivered to, or on behalf of, the Participant as soon as administratively practicable.

6.    NON-ASSIGNABILITY AND NON-TRANSFERABILITY OF SHARES
Any Plan Shares or other entitlements awarded pursuant to the Plan is personal to the Participant and may not be assigned, transferred, charged, pledged or otherwise alienated, other than to a Participant’s Permitted Assigns or Personal Representatives.
7.     ADJUSTMENTS
7.1    The number and kind of securities subject to the Plan shall be adjusted in the event of a reorganization, recapitalization, stock split or redivision, reduction, combination or consolidation, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Corporation, in such manner, if any, and at such time, as the Board, in its sole discretion, may determine to be equitable in the circumstances. Failure of the Board to provide for an adjustment shall be conclusive evidence that the Board has determined that it is equitable to make no adjustment in the circumstances. If an adjustment results in a fractional share, the fraction shall be disregarded.
7.2    If at any time the Corporation grants to its shareholders the right to subscribe for and purchase pro rata additional securities of any other corporation or entity, there shall be no adjustments made to the Shares or other securities subject to the Plan in consequence thereof and the Shares subject to the Plan shall remain unaffected.
7.3    The adjustments provided for in this Section 7 shall be cumulative.
7.4    On the happening of each and every of the foregoing events, the applicable provisions of the Plan shall be deemed to be amended accordingly and the Board shall take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to the Plan.
8.     PRIORITY OF AGREEMENTS
8.1     Priority of Agreements. In the event of any inconsistency or conflict between the provisions of the Plan and a Participant’s Service Agreement, the provisions of the Participant’s Service Agreement shall prevail with respect to such Participant unless the terms of the Participant’s Service Agreement would either (i) cause a violation of US Code 409A in respect of a Participant that is a US Taxpayer (as defined in the Addendum), or (ii) cause the Plan to be a “salary deferral arrangement” as defined in the Income Tax Act (Canada) in respect of a Participant that is a Canadian Taxpayer, in which case the terms of the Plan shall prevail.
8.2    Termination Provisions in Service Agreements. In the event that a Participant’s Services Agreement contains provisions respecting the forfeiture and termination of such Plan Shares, the forfeiture and termination of such Plan Shares shall be governed by the terms and conditions of the Participant’s Service Agreement with respect to such Participant.
9.    AMENDMENT, SUSPENSION OR TERMINATION OF PLAN
9.1    Discretion to Amend the Plan. Subject to Section 9.3, the Board may amend the Plan or Plan Shares at any time, provided, however, that no such amendment may materially and adversely affect any Plan Shares previously awarded to a Participant without the consent of the Participant, except to the extent required by applicable law or the rules of the Toronto Stock Exchange. Any amendment under this Section 9 shall be subject to all necessary regulatory approvals. Without limiting the generality of the foregoing, the Board may make certain amendments to the Plan or Plan Shares without obtaining the approval of the shareholders of the Corporation including, but not limited to amendments which are intended to:

(a)	ensure compliance with applicable laws, regulations or policies, including, but not limited to the rules and policies of any stock exchange on which the Shares are listed for trading;

(b)	provide additional protection to shareholders of the Corporation;

(c)
remove any conflicts or other inconsistencies which may exist between any terms of the Plan and any provisions of any applicable laws, regulations or policies, including, but not limited to the rules or policies of any stock exchange on which the Shares are listed for trading;

(d)	cure or correct any typographical error, ambiguity, defective or inconsistent provision, clerical omission, mistake or manifest error;

(e)	facilitate the administration of the Plan;

(f)
amend the definitions of the terms used in the Plan, the dates on which Participants may become eligible to participate in the Plan, the minimum and maximum permitted Payroll Deduction Rate, the amount of Participant’s Contributions and the procedures for making, changing, processing, holding and using such contributions, vesting, the rights of holders of Participant Shares and Employer Shares, the rights to sell or withdraw Plan Shares, including any holding period, and cash credited to a Participant’s ESPP Account and the procedures for doing the same, the interest payable on cash credited to a Participant’s ESPP Account, the transferability of Plan Shares, contributions or rights under the Plan, the adjustments to be made in the event of certain transactions, Plan expenses, restrictions on corporate action, or use of funds; or

(g)	make any other change that is not expected to materially adversely affect the interests of the shareholders of the Corporation.
9.2    Amendments Requiring Shareholder Approval. Notwithstanding Section 9.1 no amendments to the Plan or Plan Shares to:

(a)	extend the date on which Plan Shares will be forfeited or terminated in accordance with their terms;

(b)
increase the fixed maximum percentage of Shares reserved for issuance under the Plan (including a change from a fixed maximum percentage of Shares to a fixed maximum number of Shares), other than pursuant to Section 7;

(c)
revise the definition of Market Price or the method for determining the purchase price of Shares set out in Section 5.6 that would result in a decrease in the purchase price of such Shares for the benefit of an insider;

(d)	revise the insider participation limits set out in Section 4.3;

(e)	revise Section 6 to permit Plan Shares awarded under the Plan to be transferable or assignable other than for estate settlement purposes;

(f)	amend the definition of “Eligible Person” to permit the introduction or reintroduction of non-executive directors on a discretionary basis;

(g)	revise the definition of Employer’s Contribution that would result in an increase to the employer matching contribution amount;

(h)	revise the Plan to provide a purchase price discount on Plan Shares; or

(i)	revise the amending provisions set forth in Section 9.1 or 9.2, shall be made without obtaining approval of the shareholders of the Corporation in accordance with the requirements of the Toronto Stock Exchange.
9.3    Amendment, Suspension or Discontinuance. No amendment, suspension or discontinuance of the Plan or of any Shares awarded under the Plan may contravene the requirements of the Toronto Stock Exchange or any securities commission or other regulatory body to which the Plan or the Corporation is now or may hereafter be subject to. Termination of the Plan shall not affect the ability of the Board to exercise the powers granted to it hereunder with respect to Shares awarded under the Plan prior to the date of such termination.
9.4     Tax Provisions. Notwithstanding the foregoing, no amendment to the Plan shall cause the Plan or Shares awarded to a Canadian Taxpayer hereunder to be made without the consent of such Canadian Taxpayer if the result of such amendment would be to cause the Shares to be a “salary deferral arrangement” under the Income Tax Act (Canada).
10.    DIVIDEND EQUIVALENTS
Dividend Equivalents shall be credited to a Participant’s ESPP Account as follows:

(a)
any cash dividends or distributions credited to the Participant’s ESPP Account shall be deemed to have been invested in additional Shares on the payment date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (i) the value of such dividend or distribution on the payment date by (ii) the Market Price of one Share on the dividend payment date, and such additional Shares shall be subject to the same terms and conditions as are applicable in respect of the Shares with respect to which such dividends or distributions were payable; and

(b)
if any such dividends or distributions are paid in Shares or other securities, such Shares and other securities shall be subject to the same Holding Period and the same vesting and other restrictions (if applicable) as apply to the Shares with respect to which they were paid.

No Dividend Equivalent will be credited to or paid on Shares that have been forfeited or terminated.
11.    MISCELLANEOUS
11.1    No Rights as a Shareholder. Nothing contained in the Plan nor in any Shares awarded hereunder shall be deemed to give any Person any interest or title in or to any Shares or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever with respect to Shares awarded pursuant to the Plan until such Person becomes the holder of record of Plan Shares.
11.2    Employment. Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continued employment or interfere in any way with the right of the Corporation to terminate such employment at any time. Participation in the Plan by an Eligible Person is voluntary. The amount of any compensation deemed to be received by a Participant as a result of participating in the Plan will not constitute compensation with respect to which any other employee benefits of that Participant are determined including, without limitation, benefits under any bonus, pension, profit-sharing, severance or salary continuance plan, except as otherwise specifically determined by the Corporation in writing.
11.3    Record Keeping. The Corporation shall maintain appropriate registers in which shall be recorded all pertinent information with respect to the Plan. Such registers shall include, as appropriate:

(a)	the name and address of each Participant;

(b)	the amount of Participant’s Contributions and Employer’s Contributions;

(c)	the number of Plan Shares credited to each Participant’s ESPP Account;

(d)	any and all adjustments made to Plan Shares recorded in each Participant’s ESPP Account; and

(e)	such other information which the Corporation considers appropriate to record in such registers.
11.4    Income Taxes. An Eligible Person shall be required to pay to the Corporation, and the Corporation shall have the right and is hereby authorized to withhold from any payment otherwise payable to such Eligible Person, the amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan or the award of any Plan Shares pursuant to the Plan.
11.5    No Representation or Warranty. The Corporation makes no representation or warranty as to the future market value of any Plan Shares awarded pursuant to the Plan.
12.    FORFEITURE AND TERMINATION OF SHARES
If for any reason Plan Shares are forfeited or terminated, subject to any extension thereof in accordance with the Plan, such Shares shall forthwith be forfeited and shall terminate and be of no further force or effect.
13.    GOVERNING LAW
The Plan shall be construed in accordance with and be governed by the laws of Ontario and shall be deemed to have been made therein.
14.    REGULATORY APPROVAL
The Plan shall be subject to the approval of any relevant regulatory authority whose approval is required. Any Plan Shares awarded prior to such approval and acceptance shall be conditional upon such approval and acceptance being given.
15.    EFFECTIVE DATE OF THE PLAN
The Amended and Restated Employee Share Purchase Plan of the AuRico Gold Inc., dated April 9, 2014 (the “2014 ESPP”), replaced the Employee Share Purchase Plan of AuRico Gold Inc. dated July 1, 2009, and the 2014 ESPP was further amended and restated on May 7, 2015, July 30, 2015 and March 21, 2019. This Plan, as amended and restated on March 21, 2019, shall be effective as of June 1, 2019 and shall apply to all Plan Shares issued or acquired in respect of the payroll periods beginning on or after June 1, 2019. Plan Shares acquired in respect of payroll periods ending prior to June 1, 2019 shall be governed by the terms of the Plan in effect prior to June 1, 2019.

ADDENDUM A - SPECIAL PROVISIONS APPLICABLE TO US TAXPAYERS
This Addendum sets forth special provisions of the Plan that apply to US Taxpayers (as defined below) and forms part of the Plan. All capitalized terms, to the extent not otherwise defined herein, shall have the meanings set forth in the Plan.
1.    DEFINITIONS
1.1    For the purposes of this Addendum:
“Company Affiliate” means any person, firm or entity with whom the Corporation would be considered a single employer under Section 414(b) or 414(c) of the US Code;
“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the US Code;
“Termination of Employment” and terms of like import shall mean a termination of service with the Corporation and any Company Affiliate, whether as an employee or otherwise, if, at the time of such termination, it is reasonably anticipated that no further services will be performed and if such termination otherwise constitutes a “separation from service” within the meaning of for purposes of United States Treasury Regulation Section 1.409A-1(h);
“US Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other regulatory guidance thereunder;
“US Code Section 409A” means Section 409A of the US Code and the regulations and other guidance promulgated thereunder;
“US Code Section 409A Award” means an Award that is “nonqualified deferred compensation” within the meaning of US Code Section 409A; and
“US Taxpayer” means a Participant who is a citizen or resident of the United States for purposes of the US Code, or whose Awards under the Plan are subject, or would be subject, absent an exemption, to US Code Section 409A.
2.    TERMINATION OF EMPLOYMENT
2.1    Settlement of ESPP Accounts. Notwithstanding any provision of the Plan to the contrary, including, without limitation, Sections 5.8 and 5.9, if a US Taxpayer’s employment terminates and if, pursuant to Section 5.9, settlement of part or all of such US Taxpayer’s ESPP Account is deferred subject to satisfaction of any applicable Holding Period, the Account will in all events be settled and any cash or Shares credited to such Account will be distributed by the next settlement date specified in Section 5.9 or, if earlier, by March 15 of the year following the year in which such termination of employment occurs.
2.2    US Code Section 409A. Notwithstanding any provision of the Plan arguably to the contrary, all amounts of cash and all Shares attributable to the Employer’s Contribution(s) on behalf of a US Taxpayer shall be paid, distributed or otherwise made available to him or her by March 15 of the year following the year in which such amounts and/or Shares are no longer subject to a substantial risk of forfeiture for purposes of US Code Section 409A, subject to applicable US and non-US federal, state and local tax withholding. It is intended that a US Taxpayer’s interest under the Plan qualify as a short term deferral that is exempt from

US Code Section 409A. The provisions of the Plan and this Addendum shall be construed and administered accordingly.
3.    TAXES
3.1    Payment of Taxes. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Corporation (including any taxes and penalties under US Code Section 409A), and neither the Corporation nor any subsidiary shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any Participant) harmless from any or all of such taxes or penalties.
3.2    Tax Withholding. A US Taxpayer shall be required to pay to the Corporation, and the Corporation shall have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan, or from any other compensation or amounts owing to the US Taxpayer, the amount of any required withholding taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such withholding and taxes.
4.    MISCELLANEOUS
4.1    Amendments. Notwithstanding the provisions of Section 9 of the Plan, no amendment in respect of a US Taxpayer’s ESPP Account or the distribution or other settlement of such Account shall be effective as to such US Taxpayer without his or her consent if the result of such amendment would be to cause the US Taxpayer’s interest in the Plan to violate the requirements of US Code Section 409A.
4.2    US Code Section 409A Awards. If, notwithstanding the express intent of the Corporation to the contrary, a US Taxpayer’s interest in the Plan is determined to constitute “nonqualified deferred compensation” subject to US Code Section 409A, the distribution or other settlement of the US Taxpayer’s ESPP Account shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with US Code Section 409A. In this regard, if any amount under a US Code Section 409A Award is payable upon a Termination of Employment to a US Taxpayer who is considered a Specified Employee, then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s date of Separation From Service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to US Code Section 409A. For avoidance of doubt, any payments delayed pursuant to the immediately preceding sentence shall be paid in a lump sum on the first regular payroll date following the expiration of the delay period, and any remaining payments shall be made thereafter on their originally scheduled payment dates.
4.3    Priority. Except as specifically provided in this Addendum, the provisions of the Plan and the Participant’s Award Agreement shall govern. For Participants who are US Taxpayers, in the event of any inconsistency or conflict between the provisions of (i) the Plan and/or a Participant’s Award Agreement, and (ii) this Addendum, the terms of this Addendum shall prevail.

Employee Share Purchase Plan
Enrollment Form
SCHEDULE A - Payroll Deduction Authorization Form
ADMINISTERED FOR ALAMOS GOLD INC. BY SOLIUM CAPITAL

PERSONAL INFORMATION
Last Name	First Name		Middle Name(s)
Phone		Street Address
Cell		City
Fax		State/Province	Zip/Postal Code
Email Address		SIN# or SSN#
Employee #		Date of Employment
Date of Birth (mm/dd/yyyy)	/ /	Annual Base Salary (specify currency)
Preferred Language	☐ English ☐ Spanish	Work Site Office
PERSONAL INFORMATION
Name
Relationship		Street Address
Phone		City
Email Address		State/Province	Zip/Postal Code
CONTRIBUTION INFORMATION
Enter Annual Percentage of Annual Base Salary Deductions (%)
Percentage Revision #1 (if requested)		Employee Initials
Percentage Revision #2 (if requested)		Employee Initials
AUTHORIZATION
By signing below, I understand that there are risks associated with the purchase of the Shares and that the securities laws of Canada and the United States may impose certain restrictions on the resale of Shares. I hereby acknowledge that I have been advised by the Corporation to consult with my own legal, financial and tax advisors with respect to the enrolment in the Plan and the entitlement to receive Shares under the Plan and any disposition of shares received under the Plan. I further acknowledge that I am responsible for obtaining such legal, financial and tax advice as I consider appropriate, and I am not relying on the Corporation, or counsel to the Corporation in this regard. Furthermore, I authorize that the above-noted percentage of my annual base salary be deducted by the Corporation, from each pay period, until such time that I request otherwise or am no longer an eligible Participant in the Employee Share Purchase Plan.

Date (mm/dd/yyyy)	/ /	Employee Signature